Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HSBC USA Inc.:

We consent to the use of our reports dated March 2, 2009, with respect to the consolidated balance sheets of HSBC USA Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of (loss) income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and the consolidated balance sheets of HSBC Bank USA, National Association and subsidiaries as of December 31, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

As discussed in our report, the Company adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements, and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, in 2008.

/s/ KPMG LLP

April 2, 2009

New York, New York